Exhibit 10.23

SECOND AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of March 4, 2025 (the “Amendment Effective Date”), by and between 908 Devices Inc., a Delaware corporation (the “Company”), and Michael S. Turner (the “Executive” and, together with the Company, the “Parties”).

Whereas, the Company and Executive entered into that certain Executive Employment Agreement (the “Agreement”) dated as of December 22, 2020;

Whereas, the Company and Executive entered into that certain First Amendment to Executive Employment Agreement (the “First Amendment”) dated as of August 3, 2023;

Whereas, the Parties desire to amend Sections 5(c), 5(d), 5(e) and 6(a)(iii) of the Agreement in the manner reflected herein;

Whereas, the Compensation Committee of the Board of Directors of the Company has approved the amendment of the Agreement in the manner reflected herein; and

Whereas, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Section 5(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)the Company shall pay you Base Salary, in accordance with the Company’s regular payroll practices, for a period of 12 months following the date of termination (together with any Prior Year Earned Bonus and Current Year Prorated Bonus, the “Severance Amount”);

2.Section 5(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

(d)subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. You agree that you shall remain responsible for the employee portion of the health insurance contribution. You authorize the deduction of such employee portion from the Severance Amount.

3.Section 5(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

(e)The amounts payable under Sections 5(c) and (d), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.Section 6(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

(iii)the Company shall pay you a lump sum in cash in an amount equal to one (1) times the sum of: (A) your then current Base Salary (or your Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) your then current Target Bonus (or your Target Bonus in effect immediately prior to the Change in Control, if higher).

5. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

6. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Executive Employment Agreement effective as of the Amendment Effective Date.

908 DEVICES INC.

/s/ Kevin J. Knopp

By:

Name: Kevin J. Knopp
Title: President & CEO

Date: March 4, 2025

EXECUTIVE

/s/ Michael S. Turner

Michael Turner

Date: March 4, 2025